Exhibit 10.1

CREDIT AGREEMENT
dated as of November 4, 2020

between

WEYCO GROUP, INC.,
as the Borrower

and

ASSOCIATED BANK, NATIONAL ASSOCIATION,
as the Lender

i

(continued)

(continued)

(continued)

SCHEDULES

SCHEDULE 2.1	Commitment
SCHEDULE 9.9	Subsidiaries
SCHEDULE 15.3	Addresses for Notices

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of November 4, 2020 (this "Agreement") is entered into by and between WEYCO GROUP, INC. (the "Borrower") and ASSOCIATED BANK, NATIONAL ASSOCIATION (the "Lender").

RECITALS

The Borrower has requested a revolving credit facility, and the Lender is willing to provide such a facility, all on the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1DEFINITIONS.

1.1Definitions. When used herein the following terms have the following meanings:

"Adjusted Daily LIBOR Rate" means with respect to each day, the rate determined by dividing the Daily LIBOR Rate in effect on such day by 1.00 minus the Eurodollar Reserve Percentage.

"Advance" means a borrowing hereunder (i) made by the Lender on a Borrowing Date or (ii) converted or continued by the Lender on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of LIBOR Loans, for the same Interest Period.

"Affected Loan" has the meaning given in Section 8.3.

"Affiliate" of any Person means (a) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person or (b) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof that is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Agreement" has the meaning given in the Preamble.

"Applicable Margin" means 1.35% per annum.

“Attorney Costs” means, with respect to any Person, all reasonable and documented out-of-pocket fees and charges of any counsel to such Person, and all reasonable disbursements of internal counsel and all court costs and similar legal expenses incurred by such Person.

"Backup Support" means a letter of credit from a financial institution and in a form reasonably satisfactory to the Issuing Lender to support the Borrower's obligations with respect to a Letter of Credit.

"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be the highest of: (i) the rate of interest announced publicly by the Lender from time to time as its Prime Rate; (ii) the Federal Funds Rate plus .50%; and (iii) the Adjusted Daily LIBOR Rate in effect plus 1.00%. If, for any reason, the Lender shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate or the Adjusted Daily LIBOR Rate for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clauses (ii) or (iii), as applicable, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Daily LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Daily LIBOR Rate, as the case may be; provided, however, that in the event the Base Rate is less than 0.50%, the Base Rate shall be deemed to be 0.50%.

"Base Rate Loan" means any Loan that bears interest at or by reference to the Base Rate.

"Borrower" has the meaning given in the Preamble.

"Borrowing Date" means in respect of any Loan, the date such Loan is made.

"Business Day" means any day (other than a Saturday or a Sunday) on which the Lender is open for commercial banking business and, in the case of a Business Day that relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

"Capital Expenditures" means all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

"Capital Lease" means, with respect to any Person, any lease of any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

"Capital Securities" means, with respect to any Person, all shares, equity interests, participations in equity or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

"Change of Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower on a fully-diluted basis, (ii) within any twelve month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed or approved by directors so nominated, or (iii) any "Change of Control" (or words of like import), as defined in any agreement or indenture relating to any issuance of Debt, shall occur.

"Closing Date" has the meaning given in Section 12.1.

"Code" means the Internal Revenue Code of 1986.

"Commitment" means the Lender's commitment to make Loans under this Agreement. The initial amount of the Lender's commitment to make Loans is set forth on Schedule 2.1. The plural form of this definition shall refer to the aggregate amount of the Lender's Commitment.

"Compliance Certificate" means a Compliance Certificate in form and substance reasonably acceptable to the Lender.

"Contingent Liability" means, with respect to any Person, and without duplication, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness or other obligation that may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person; (c) undertakes or agrees (whether contingently or otherwise) (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from any other Person with the purpose or intent of assuring the owner of any indebtedness or obligation of such Person of the ability of such Person to make payment of such indebtedness or obligation; (e) agrees to induce the issuance of, or enters into any agreement in connection with the issuance of, any letter of credit for the benefit of any other Person; or (f) undertakes or agrees otherwise to assure a creditor of such Person or any other Person against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the lesser of (x) the stated or determinable amount of the primary obligations in respect of which such Contingent Liability is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof and (y) the stated amount of such Contingent Liability.

"Controlled Group" means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

"Daily LIBOR Rate" means with respect to any date of determination, the average offered rate for deposits in Dollars for delivery of such deposits on such date for an assumed interest period of one-month which appears on Reuters Screen LIBOR01 Page (or any successor thereto) as of 11:00 a.m., London time (or such other time as of which such rate appears), or the rate for such deposits determined by the Lender at such time based on such other published service of general application as shall be selected by the Lender for such purpose.

"Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments or agreements, (c) all obligations of such Person as lessee under Capital Leases that have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade and similar accounts payable and accrued expenses in the ordinary course of business and accrued pension costs and other employee benefit and compensation obligations), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the lesser of (i) the fair market value of such property (as determined by such Person in good faith) securing such indebtedness at the time of determination and (ii) the amount of such indebtedness, (f) all non-contingent obligations in respect of letters of credit (other than trade letters of credit), bankers' acceptances and similar obligations issued for the account of such Person, (g) all net Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person with respect to obligations of the types referred to in clauses (a) through (g) above and clause (i) below and (i) all Debt of any partnership of which such Person is a general partner unless the Debt is non-recourse to such Person. Debt shall not include: (a) any obligations of a Person in respect of customer advances received in the ordinary course of business, (b) Debt owing to the Borrower by any Subsidiary or Debt owing to any Subsidiary by the Borrower or another Subsidiary, (c) earnouts or holdbacks in connection with permitted acquisitions and (d) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof). The amount of Debt of the Borrower and its Subsidiaries hereunder shall be calculated without duplication of contingent obligations of the Borrower or any Subsidiary in respect thereof.

"Disposition" has the meaning given in Section 11.4.

"Dollar" and the sign "$" mean lawful money of the United States.

"Domestic Subsidiary" means a Subsidiary that is not a Foreign Subsidiary.

"Domestic Wholly-Owned Subsidiary" means a Domestic Subsidiary that is a Wholly-Owned Subsidiary.

"Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

"Environmental Laws" means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case arising out of or relating to, or relating to any matter arising out of or relating to, environmental or land use matters, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance, and including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

"Equity Interest" means (a) in the case of a corporation, its corporate stock, (b) in the case of a partnership, its partnership interests (whether general or limited), (c) in the case of a limited liability company, its membership interests, (d) in the case of an association or other entity, any shares, equity interests, equity participations, rights or other equivalents (however designated) of its stock or other equity interests, and (e) any other equity interest or equity participation that confers on a Person the right to receive a share of the profits and losses of, or distributions or assets of, the issuing Person.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Event of Default" means any of the events described in Section 13.1.

"Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (A) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (B) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender on such day on such transactions as determined by the Lender.

"Fiscal Quarter" means a fiscal quarter of a Fiscal Year.

"Fiscal Year" means each fiscal year of the Borrower and its Subsidiaries, which period shall be the 12-month period ending on the Borrower's Fiscal Year end. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2019") refer to the Fiscal Year ending on the Borrower's Fiscal Year end occurring in such calendar year.

"Foreign Subsidiary" means each Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than, and that is conducting the majority of its business outside of, the United States or any state thereof or the District of Columbia.

"FRB" means the Board of Governors of the Federal Reserve System or any successor thereto.

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission that are applicable to the circumstances as of the date of determination.

"Government Acts" has the meaning given in Section 8.9(a).

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Group" means LIBOR Loans having the same Interest Period.

"Hazardous Substances" means all substances that are regulated by, or that may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

"Hedging Agreement" means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

"Hedging Obligation" means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person's obligation in respect of any Hedging Obligation will be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

"Increase" has the meaning given in Section 6.3.

"Indemnified Liabilities" has the meaning given in Section 15.15.

"Interest Period" means, with respect to any Loan, the period commencing on the date such Loan is borrowed and ending on the date one month (or such other durations as the Lender may approve) thereafter, and each period commencing on the date immediately following the end of each Interest Period and ending on the date one month (or such other durations as the Lender may approve) thereafter; provided that:

(a)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the preceding Business Day;

(b)any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period for a Revolving Loan may extend beyond the scheduled Termination Date.

"Investment" means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of debt for borrowed money of such other Person (excluding travel and similar advances to employees in the ordinary course of business).

"Issuing Lender" means the Lender.

"Lender" has the meaning given in the Preamble.

"Lender Party" has the meaning given in Section 15.15.

"Lender Product" means any service or facility extended to any Loan Party by the Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) automated clearing house transactions, (f) cash management, including controlled disbursement accounts or services and (g) Hedging Agreements.

"Lender Product Agreements" means those certain cash management service agreements entered into from time to time between any Loan Party and the Lender or its Affiliates in connection with any Lender Product.

"Lender Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by the Loan Parties to the Lender or its Affiliates pursuant to or evidenced by the Lender Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Lender as a result of the Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Lender Products provided to the Loan Parties pursuant to the Lender Product Agreements.

"Letter of Credit" means any letter of credit (which may be a documentary or standby letter of credit) issued for the account of the Borrower by the Issuing Lender as provided in Section 2.4, as such letter of credit may be amended, supplemented, extended or otherwise modified from time to time.

"Letter of Credit Fee" is defined in Section 5.1.

"LIBOR" means a rate of interest equal to the per annum rate of interest for a period equal to the applicable Interest Period, which shall be the per annum rate described as the "London interbank offered rate, or Libor" for such period that is in effect on the first day of such Interest Period as reported in The Wall Street Journal, "Money Rates" table (and currently defined as the British Bankers' Association average of interbank offered rates for dollar deposits in the London market) or, if The Wall Street Journal or another authoritative source is not available, as LIBOR is otherwise determined by the Lender in its sole and absolute discretion; provided, however, that in the event LIBOR is less than 0.50%, LIBOR shall be deemed to be 0.50%.

"LIBOR Loan" means any Loan that bears interest for any Interest Period at a rate determined by reference to LIBOR.

"LIBOR Office" means the office or offices of the Lender that will be making or maintaining the LIBOR Loans hereunder. A LIBOR Office may be, at the option of the Lender, either a domestic or foreign office.

"Lien" means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) that secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise, excluding the interest of a lessor under an operating lease.

"Loan" means the Lender's revolving loans made pursuant to Section 2 (or any conversion or continuation thereof), and collectively, all Revolving Loans, whether made or continued as or converted to Base Rate Advances or LIBOR Advances.

"Loan Documents" means this Agreement, the Note, the Security Agreement, any Letter of Credit, and all documents, instruments and agreements delivered in connection with the foregoing.

''Loan Party" means the Borrower and each Domestic Subsidiary.

"LOC Commitment" means the commitment of the Issuing Lender to issue Letters of Credit up to the Lender's LOC Committed Amount as specified in Schedule 2.1 (subject to adjustment on account of assignment), as such amount may be reduced from time to time in accordance with the provisions hereof.

"LOC Committed Amount" means the amount of the LOC Commitment of the Issuing Lender to issue Letters of Credit as referenced in Section 2.4(a) (subject to adjustment on account of assignment pursuant to the provisions hereof).

"LOC Documents" means with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

"LOC Obligations" means, at any time, the sum of (i) the aggregate amount which is available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all payments made, or drafts accepted for subsequent payments to be made, under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

"Margin Stock" means any "margin stock" as defined in Regulation U of the FRB.

"Material Adverse Change" means any event, development or circumstance that has had a material adverse effect on (a) the business, assets, properties, results of operation or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any other Loan Document or the rights and remedies of the Lender thereunder.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties results of operation or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of its Obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

"Multiemployer Pension Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any other member of the Controlled Group makes or is obligated to make contributions, or during the preceding five plan years, has made or has been obligated to make contributions.

"Note" means the Revolving Note.

"Notice of Borrowing" has the meaning given in Section 2.2.

“Obligations" means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of the Borrower under this Agreement and any other Loan Document, including Attorney Costs and any reimbursement obligations of the Borrower in respect of surety bonds that, in each case, are owed to the Lender, or any Affiliate of the Lender, all Hedging Obligations permitted hereunder that are owed to the Lender or its Affiliate and all Lender Product Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

"Patriot Act" has the meaning given in Section 15.14.

"PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

"Pension Act" means the Pension Protection Act of 2006.

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code and is sponsored or maintained by the Borrower or any member of the Controlled Group or to which the Borrower or any member of the Controlled Group contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Permitted Lien" means a Lien expressly permitted hereunder pursuant to Section 11.2.

"Person" means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit or any other entity, whether acting in an individual, fiduciary or other capacity.

"Prime Rate" means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Lender as its prime rate (whether or not such rate is actually charged by the Lender), which is not intended to be the Lender's lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Lender shall not be obligated to give notice of any change in the Prime Rate.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

"Revolving Commitment" means the commitment of the Lender to make Revolving Loans pursuant to Section 2.1, as such commitment may be reduced pursuant to Section 6.1 or increased pursuant to Section 6.3. The initial amount of the Lender's Revolving Commitment is set forth on Schedule 2.1.

"Revolving Loan" has the meaning given in Section 2.1.

"Revolving Note" means the promissory note of the Borrower in favor of the Lender evidencing the Revolving Loans provided pursuant to Section 2.1, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

"Revolving Outstandings" means, at any time, the aggregate principal amount of all outstanding Revolving Loans.

"SEC" means the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.

"Security Agreement" means that security agreement dated as of the Closing Date by and between the Borrower, as debtor, and the Lender, as secured party, as the same may be amended, modified or supplemented from time to time.

"Senior Officer" means, with respect to any Loan Party, any of the chief executive officer, the president, or the chief financial officer of such Loan Party.

"Subordinated Debt" means any unsecured Debt of the Borrower that has subordination terms that have been approved in writing by the Lender.

"Subsidiary" means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Equity Interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Borrower.

"Tangible Net Worth" means, at any date of determination, and determined in accordance with GAAP, the sum of the Borrower's assets less the Borrower's liabilities. For the avoidance of doubt, assets do not include (unless otherwise consented to in writing by the Lender): (a) any goodwill, patents, trademarks, trade names, copyrights, operating rights, organizational or developmental expenses, unamortized debt discount or expense, unamortized deferred charges, and other assets properly characterized as intangible assets, (b) any write-ups or assets subsequent to the date of this Agreement, (c) any treasury stock, and (d) all loans to, or investments in, Affiliates.

"Taxes" means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

"Termination Date" means the earlier to occur of (a) November 4, 2021 or (b) such other date on which the Commitments terminate pursuant to Section 6 or 13.

"Termination Event" means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which the Borrower or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068 of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan, (e) any event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of the Controlled Group.

"Type" means, as to any Loan, its nature as a Base Rate Loan or a LIBOR Loan, as the case may be.

"UCP" has the meaning given in Section 2.4(g).

"Unfunded Liability" means the amount (if any) by which the present value of all benefit liabilities under such Plan as defined in $4001(a)(16) of ERISA exceeds the fair market value of all Pension Plan assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan (on the basis of the assumptions used to fund such Pension Plan).

"United States" and "U.S." each means the United States of America.

"Unmatured Event of Default" means any event that, if it continues uncured or unwaived, will, with lapse of time or notice or both, constitute an Event of Default.

"Wholly-Owned Subsidiary" means, as to any Person, a Subsidiary of which all of the Equity Interests (except directors' qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)The term "including" is not limiting and means "including without limitation."

(d)In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

(e)Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments will be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation and (iii) references to any Person shall be deemed to include such Person's successors and permitted assigns.

(f)This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Borrower and the Lender and are the products of all parties. Accordingly, they shall not be construed against the Lender merely because of the Lender's involvement in their preparation.

(h)Except as otherwise specified herein, any reference to a particular time means such time in Milwaukee, Wisconsin.

SECTION 2COMMITMENTS OF THE LENDER; BORROWING PROCEDURES.

2.1Revolving Commitments. On and subject to the terms and conditions of this Agreement, the Lender agrees to make loans on a revolving basis ("Revolving Loans") from time to time until the Termination Date in such amounts as the Borrower may request from the Lender; provided that the Revolving Outstandings shall not at any time exceed the Revolving Commitment.

2.2Borrowing Procedures. Borrowings in respect of Revolving Loans shall be governed by and made pursuant to the terms of one or more sweep or zero balance account agreements that may be in place from time to time between the Lender and the Borrower.

2.3Certain Conditions. Notwithstanding any other provision of this Agreement, the Lender shall not have an obligation to make any Loan if an Event of Default or Unmatured Event of Default exists.

2.4Letter of Credit Subfacility.

(a)Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and provided that no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and further subject to any other terms and conditions which the Issuing Lender may reasonably require in accordance with customary letter of credit issuing practices, prior to the Termination Date the Issuing Lender shall issue Letters of Credit for the account of the Borrower (or for the accounts of one or more of its Subsidiaries, in which event the Borrower shall be an additional obligor thereunder, and all references in this Section 2.4 to the "Borrower" shall be deemed to include such Subsidiaries to the extent that any Letter of Credit is issued for a Subsidiary's account) from time to time upon request by the Borrower in a form acceptable to the Issuing Lender and the Borrower; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the "LOC Committed Amount") and (ii) the sum of the aggregate amount of Revolving Loans plus the aggregate amount of LOC Obligations shall not at any time exceed the Revolving Commitment. No Letter of Credit as originally issued or as extended shall have an expiry date extending beyond the Termination Date, except that prior to the Termination Date a Letter of Credit may be issued or extended with an expiry date extending beyond the Termination Date if, and to the extent that the Borrower shall provide cash collateral or Backup Support to the Issuing Lender on the date of issuance or extension in an amount equal to 105% the maximum amount available to be drawn under such Letter of Credit. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. In the case of a conflict in the terms of the LOC Documents and this Agreement, the terms of this Agreement shall control.

(b)Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender on such prior notice as the Issuing Lender and the Borrower shall agree. The Issuing Lender will, at least quarterly and more frequently upon request, provide to the Issuing Lender a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred.

(c)[Reservedl

(d)Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower. The Borrower shall reimburse the Issuing Lender on the first Business Day following notice of payment under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents, together with interest on the amount of such payment at the Base Rate from the date of payment until the date of reimbursement. Unless the Borrower shall notify the Issuing Lender on the date the Borrower receives notice of a payment of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the payment as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations, it being understood that the minimum and multiples specified in Section 2.2 hereof shall be disregarded as well as the notice requirements specified in Section 2.2 hereof. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

(e)Amendment, Extension. The issuance of any amendment to increase the amount of, or the renewal or extension of, any Letter of Credit shall, solely for purposes of this Agreement, be treated in all respects the same as the issuance of a new Letter of Credit, but without duplication in computing the aggregate outstanding amount of LOC Obligations.

(f)Uniform Customs and Practices. The Issuing Lender shall have documentary Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof, with such exceptions thereto as the beneficiary may request and the Issuing Lender and account party may approve.

SECTION 3EVIDENCING OF LOANS.

3.1Note. Upon the Lender's request, the Loans shall be evidenced by a Note payable to the order of the Lender in a face principal amount equal to the Lender's Revolving Commitment.

3.2Recordkeeping. The Lender shall record in its records the date and amount of each Loan made hereunder, each repayment thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan will begin and end. The aggregate unpaid principal amount so recorded will be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under the Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4INTEREST.

4.1Interest Rates. The Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full for Base Rate Loans, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin from time to time in effect, and for LIBOR Loans, at a rate per annum equal to the sum of LIBOR applicable to each Interest Period for such Loan plus the Applicable Margin from time to time in effect, provided that at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate plus 2%).

4.2Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar quarter, upon a prepayment of such Loan and at maturity. Accrued interest on each LIBOR Loan shall be payable on the first day immediately succeeding the last day of each Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3Setting and Notice of Rates. The applicable LIBOR for each Interest Period shall be determined by the Lender, and notice thereof shall be given by the Lender promptly to the Borrower. Each determination of the applicable LIBOR by the Lender shall be conclusive and binding upon the parties hereto in the absence of demonstrable error. The Lender shall, upon written request of the Borrower, deliver to the Borrower a statement showing the computations used by the Lender in determining any applicable LIBOR hereunder.

4.4Computation of Interest. Interest shall be computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

4.5Additional Interest on LIBOR Loans. The Borrower agrees to pay to the Lender, for any period that the Lender is required by applicable law, rule or regulation, or any guideline, request or directive of any Governmental Authority (whether or not having the force of law), to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least five days' prior notice of such additional interest from the Lender, which notice shall state that the Lender is generally taking comparable action with respect to a material portion of its similarly situated borrowers (it being understood that if the Lender fails to give such notice at least five days prior to a date on which such additional interest is payable, such additional interest shall be due and payable five days after receipt of such notice).

SECTION 5FEES.

5.1Letter of Credit Fee. In consideration of the issuance of Letters of Credit hereunder, the Borrower agrees to pay to the Issuing Lender a fee (the "Letter of Credit Fee") with respect to each Letter of Credit requested by the Borrower equal to the Applicable Margin for LIBOR Loans per annum on the average daily maximum amount available to be drawn under such Letter of Credit from the date of issuance calculated for the term of availability thereof. The Letter of Credit Fee shall be payable quarterly in arrears with respect to each Letter of Credit on the first day of each calendar quarter and on the Termination Date and shall be in lieu of any other fees in connection with the issuance of Letters of Credit hereunder.

SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS; INCREASE OPTION.

6.1Reduction or Termination of the Revolving Commitment. The Borrower may from time to time on at least five (5) Business Days' prior written notice received by the Lender permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $5,000,000. Concurrently with any reduction of the Revolving Commitments of Lender to zero and a termination of the Revolving Commitment of the Lender, the Borrower shall pay all unpaid interest, Letter of Credit Fees, and other Obligations of the Borrower, if any, in respect of such Loans. Any such reduction notice may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.

6.2Repayments. The Revolving Loans shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.

6.3Increase Option. The Borrower may from time to time, by providing a written request to the Lender, elect to increase the Revolving Commitment to minimum increments of $2,500,000, so long as, after giving effect thereto, the aggregate amount of all such increases does not exceed Ten Million Dollars ($10,000,000; each such increase, an "Increase"); provided, however, the parties agree and acknowledge that the Lender shall be under no obligation to increase its Revolving Commitment. Notwithstanding any term herein to the contrary, no Increase shall become effective under this Section 6.3 unless, on the proposed date of the effectiveness of such Increase; (i) the conditions set forth in Section 12 shall be satisfied or waived in writing by the Lender and the Lender shall have received a certificate to that effect dated such date and executed by a Senior Officer and (ii) no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

SECTION 7MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1Making of Payments. All payments of principal or interest on the Note, and of all fees, shall be made by the Borrower to the Lender in immediately available funds at the office specified by the Lender not later than 12:00 P.M., on the date due; and funds received after that hour shall be deemed to have been received by the Lender on the following Business Day. All payments made by the Borrower hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense.

7.2Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees or other amounts, falls due on a day that is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.3Setoff. The Borrower agrees that the Lender has all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Borrower agrees that at any time any Event of Default exists, the Lender may apply to the payment of any Obligations of the Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Lender, excluding any trust accounts and any accounts with funds held for the benefit of third parties. The Lender will promptly notify the Borrower after the exercise of any such rights.

7.4Taxes.

(a)To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest or fees) to, or for the benefit of, any person shall be made by the Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)If the Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Borrower shall increase the payment hereunder or under any such Loan Document so that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.4(b)), the amount paid to the Lender or equals the amount that was payable hereunder or under any such Loan Document without regard to such Taxes. To the extent the Borrower withholds any Taxes on payments hereunder or under any Loan Document, the Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Lender within 30 days after it has made payment to such authority any receipt issued by such authority (or other evidence satisfactory to the Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)If the Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against the Lender with respect to amounts received or receivable hereunder or under any other Loan Document, the Borrower will indemnify the Lender against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.4(c). A certificate prepared in good faith as to the amount of such payment by Lender shall, absent demonstrable error, be final, conclusive and binding on all parties.

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS; FUNDING MATTERS; ISSUING LENDER INDEMNIFICATION.

8.1Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any Governmental Authority or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	imposes, modifies or deems applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of LIBOR pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender; or
(ii)	imposes on the Lender any other condition affecting its LIBOR Loans, the Note or its obligation to make LIBOR Loans;
(iii)	subjects the Lender to any tax of any kind whatsoever with respect to this Agreement or changes the basis of taxation of payments to the Lender in respect thereof;

and the result of anything described in clauses (i) and (iii) above is to increase the cost to (or to impose a cost on) the Lender (or any LIBOR Office of the Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by the Lender (or its LIBOR Office) under this Agreement or under the Note with respect thereto, then promptly after demand by the Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail) the Borrower shall pay directly to the Lender such additional amount as will compensate the Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day that is 120 days prior to the date on which the Lender first made demand therefor.

(b)If the Lender determines that any Change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any Change in the interpretation or administration thereof by any Governmental Authority or comparable agency charged with the interpretation or administration thereof, or the compliance by the Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's or such controlling Person's capital as a consequence of the Lender's obligations to a level below that which the Lender or such controlling Person could have achieved but for such Change, adoption, phase-in or compliance (taking into consideration the Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material, then from time to time, promptly after demand by the Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay to the Lender such additional amount as will compensate the Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day that is 120 days prior to the date on which the Lender first made demand therefor. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender of the Issuing Lender or any corporation controlling the Lender or the Issuing Lender.

Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

8.2 Basis for Determining Interest Rate Inadequate or Unfair. If:

(a)the Lender determines (which determination shall be binding and conclusive on the Borrower) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR; or

(b)the Lender advises the Borrower that LIBOR will not adequately and fairly reflect the cost to the Lender of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which the Lender may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement that in the opinion of Lender materially affects such Loans;

then the Lender shall promptly notify the Borrower thereof and, so long as such circumstances shall continue, (i) the Lender shall be under no obligation to make any LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, if at any time the Lender determines (which Lender determination shall be conclusive absent demonstrable error), or the Borrower notifies the Lender that the Borrower has determined, that (i) the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary, (ii) the circumstances set forth in clause (a) above have not arisen but the supervisor for the administrator of the London interbank offered rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which such rate shall no longer be used for determining interest rates for loans, or (iii) loan agreements currently being executed, or that include language similar to that contained in this Section are being executed or amended (as applicable), to incorporate or adopt a new benchmark interest rate to replace such rate, then the Lender and the Borrower shall endeavor to establish an alternate rate of interest to the London interbank offered rate for purposes of the Loan Documents that gives due consideration to the then prevailing market convention for determining a rate of interest for loans in the United States at such time, and shall enter into an amendment to this Agreement and the other Loan Documents, as applicable, to reflect such alternate rate of interest and such other related changes to this Agreement and the other Loan Documents as may be applicable (including, without limitation, implementation of a Benchmark Replacement Adjustment); provided that, if such alternate rate of interest shall be less than 0.50%, such rate shall be deemed to be 0.50%. As used herein, "Benchmark Replacement Adjustment" means, with respect to any replacement of the London interbank offered rate with a new benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Lender and the Borrower giving due consideration to (x) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the London interbank offered rate with the applicable new benchmark rate by the relevant Governmental Authority or (y) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the London interbank offered rate with the applicable new benchmark rate for U.S. Dollar-denominated credit facilities at such time. Notwithstanding anything to the contrary in Section 15.1, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii) or clause (iii), only to the extent the applicable London interbank offered rate is not available or published at such time on a current basis), (A) any purported conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan shall be ineffective, (B) if any Notice of Borrowing requests a LIBOR Loan, such Loan shall be made as a Base Rate Loan and (C) each outstanding LIBOR Loan shall convert to a Base Rate Loan at the end of the Interest Period in which the circumstances described in the first sentence of this paragraph have occurred.

8.3Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law, rule or regulation, or any change in the interpretation of any applicable law, rule or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of the Lender cause a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Loans, then the Lender shall promptly notify the Borrower and, so long as such circumstances shall continue, (a) the Lender shall have no obligation to make any LIBOR Loan (but shall make Base Rate Loans in an amount equal to the amount of LIBOR Loans that would be made by the Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of the Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by the Lender that, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an "Affected Loan") shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4Funding Losses. The Borrower hereby agrees that promptly after demand by the Lender (which demand shall be accompanied by a certificate setting forth the basis for and calculation of the amount being claimed), the Borrower will indemnify the Lender against any net loss or expense that the Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain any LIBOR Loan), as reasonably determined by the Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of the Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Borrower to borrow any Loan on a date specified therefor in a notice of borrowing pursuant to this Agreement.

8.5Right of Lender to Fund Through Other Offices. The Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of the Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by the Lender and the obligation of the Borrower to repay such Loan shall nevertheless be to the Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6Discretion of Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

8.7Mitigation of Circumstances. The Lender shall promptly notify the Borrower of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in the Lender's sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 7.5 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if the Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, the Lender shall promptly so notify the Borrower). Without limiting the foregoing, the Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) above and such designation will not, in the Lender's sole judgment, be otherwise disadvantageous to the Lender.

8.8Indemnification: Nature of Issuing Lender's Duties.

(a)In addition to its other obligations under Section 2, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including Attorney Costs) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called "Government Acts").

(b)As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher beyond the control of the Issuing Lender; (v) for errors in interpretation of technical terms; (vi) for any loss or delay beyond the control of the Issuing Lender in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

(c)In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith and with reasonable care, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(d)Nothing in this Section 8.8 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.4(d) hereof. The obligations of the Borrower under this Section 8.8 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

(e)Notwithstanding anything to the contrary contained in this Section 8.8, the Borrower shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence, bad faith, willful misconduct or breach of contract of the Issuing Lender (including action not taken by the Issuing Lender) or to reimburse the Issuing Lender for payments made by such Issuing Lender on a Letter of Credit with respect to which the drafts and accompanying documents do not reasonably appear to comply with the terms of the Letter of Credit, as determined by a court of competent jurisdiction.

8.9 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lender may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of the Note and termination of this Agreement.

SECTION 9REPRESENTATIONS AND WARRANTIES.

To induce the Lender to enter into this Agreement and to induce the Lender to make Loans hereunder, the Borrower represents and warrants (as of the date of each Advance and as of each other date upon which such representations and warranties are deemed to be made hereunder) to the Lender that:

9.1Corporate Existence. The Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and it is duly qualified and authorized to do business and is in good standing (or the equivalent) as a foreign entity in the jurisdictions where the character of its property or its business activities makes such qualification necessary, except for such jurisdictions where the failure to so qualify or be in good standing (or the equivalent) could not reasonably be expected to have a Material Adverse Effect.

9.2Authorization; No Conflict. The Borrower has the right and power and is duly authorized to execute and deliver each Loan Document to which it is a party and to perform and observe the provisions of the Loan Documents to which it is a party; the Borrower is duly authorized to borrow monies hereunder. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent or approval of any Governmental Authority or agency thereof (other than any consent or approval that has been obtained and is in full force and effect), (b) conflict with, violate, result in any breach of any of the provisions of, or constitute a default under, (i) any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award that is binding on the Borrower, (ii) the charter, by-laws or other organizational documents of the Borrower or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, that is binding upon the Borrower or any of its properties, except to the extent that such conflict could not reasonably be expected to have a Material Adverse Effect or (c) require, or result in, the creation or imposition of any Lien on any asset of the Borrower (other than, for the avoidance of doubt, any Liens that may be created pursuant to the Loan Documents to secure the Obligations).

9.3Validity and Binding Nature; Enforceability. This Agreement and each other Loan Document to which the Borrower is a party is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

9.4Compliance with Laws and Contracts. The Borrower:

(a)holds all material permits, certificates, licenses, orders, registrations, franchises, authorizations necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect; and

(b)is not in violation of or in default under any material agreement to which it is a party or by which any material portion of its assets is subject or bound, other than for such violations or defaults that could not reasonably be expected to have a Material Adverse Effect.

9.5Financial Condition. The audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2019 and the unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the quarter ended June 30, 2020, previously delivered to the Lender, are true and complete in all material respects, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly, in all material respects, the financial condition of the Borrower and its consolidated Subsidiaries as of the dates of such financial statements and the results of their operations for the periods then ending.

9.6No Material Adverse Change. There has been no Material Adverse Change since September 30, 2020.

9.7Litigation. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of a Senior Officer of the Borrower, threatened in writing against the Borrower that could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation or proceedings, the audited consolidated financial statements of the Borrower and its consolidated Subsidiaries show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries which are required by GAAP to be reflected in such financial statements.

9.8Ownership of Properties; Liens. The Borrower has good and, in the case of real property, marketable title to, or a valid leasehold or other contractual interest in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens (including any Liens on trademarks, service marks, copyrights and the like), except for Permitted Liens.

9.9Equity Ownership; Subsidiaries. All issued and outstanding Equity Interests of each Loan Party are duly authorized and validly issued, fully paid and non-assessable (except as required by law), and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.9 sets forth, as of the Closing Date, each Subsidiary, its jurisdiction of formation, and its relationship to the Borrower, including the percentage of each class of stock (or membership interests) owned by the Borrower or such Subsidiary. Except as set forth on Schedule 9.9, as of the Closing Date, the Borrower directly or indirectly owns all of the Equity Interests of each of its Subsidiaries.

9.10Pension Plans. (a) The Unfunded Liability of all Pension Plans could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect. No contribution failure under Section 412 of the Code, Section 303 of ERISA (or, prior to the effective date of the Pension Act, under Section 302 of ERISA) or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien securing a material amount under Section 303(k) of ERISA (or, prior to the effective date of the Pension Act, under Section 302(f) of ERISA), or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or the Borrower or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan that would reasonably be expected to have a Material Adverse Effect. Within the past five years, neither the Borrower nor any other member of the Controlled Group has engaged in a transaction that resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group that could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect.

(b) Except to the extent the following could not reasonably be expected to have a Material Adverse Effect: all required contributions (if any) have been made to any Multiemployer Pension Plan by the Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred that, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.11 Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company," within the meaning of the Investment Company Act of 1940.

9.12 Regulations. Neither the Borrower nor any Subsidiary owns or is carrying any Margin Stock in violation of Regulation U of the FRB or is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. The use of the proceeds of any Loan will not violate, or be inconsistent with, the provisions of Regulation T, U or X of the FRB or any other regulation of the FRB.

9.13 Taxes. The Borrower has timely filed all tax returns required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to each such return, except any such taxes or charges that are being contested in good faith by appropriate action and for which adequate reserves in accordance with GAAP have been set aside on its books, and except where the failure to file such tax returns or to pay such taxes could not reasonably be expected to have a Material Adverse Effect. The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but that are not yet due and payable.

9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to the Borrower, (a) the fair value of its assets is greater than the amount of its liabilities, (b) the present fair salable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.15 Environmental Matters. The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance that could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except with respect to each of the foregoing where the failure to do so could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance, which could reasonably be expected to have a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances, in each case which could reasonably be expected to have a Material Adverse Effect.

9.16 Insurance. The properties of each Loan Party are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as required by law or governmental regulation or court decree or order applicable to it and as customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate, except where the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect.

9.17 Information. All information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Lender pursuant hereto or in connection herewith will, when taken as a whole be, true and accurate in all material respects on the date as of which such information is dated or certified, and none of such information is or will, when taken as a whole, be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which it was given on the date as of which such information is dated or certified (it being recognized by the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.18 Intellectual Property. The Borrower owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, without any infringement upon rights of others that could reasonably be expected to have a Material Adverse Effect.

9.19 Labor Matters. The Borrower is not subject to any material labor or collective bargaining agreement on the Closing Date. There are no existing or threatened, in writing, strikes, lockouts or other labor disputes against the Borrower that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect.

9.20 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrower of any Debt hereunder or under any other Loan Document.

9.21 Compliance with OFAC. To the knowledge of the Senior Officers of the Borrower, neither the Borrower nor any Person who owns a controlling interest in or otherwise controls the Borrower is (a) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, the Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (b) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Order.

SECTION 10AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations (excluding Hedging Obligation and Lender Product Obligations) hereunder and under the other Loan Documents are paid in full (other than contingent Obligations that are not due and payable and any Obligations supported by cash collateral or Backup Support), the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

10.1Reports, Certificates and Other Information. Furnish to the Lender:

10.1.1Annual Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year a copy of the annual audit report of the Borrower and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of income and comprehensive income and cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification (other than with respect to the scope of the audit in connection with an acquisition) by independent auditors of recognized standing selected by the Borrower.

10.1.2Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets and profit and loss statement of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, certified by a Senior Officer of the Borrower.

10.1.3Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Borrower, containing (i) a computation of the Borrower's Tangible Net Worth and (ii) a written statement to the effect that such officer is not aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

10.1.4Reports to the SEC and to Shareholders. Promptly upon the filing or public distribution thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than any exhibits thereto and other than on Form S-8); and copies of all proxy statements or other material communications with respect to financial matters of the Borrower made to security holders generally.

10.1.5Notice of Default, Litigation and ERISA Matters. Promptly after knowledge thereof by a Senior Officer of the Borrower of any of the following, written notice describing the same and the steps being taken by the Borrower or the Subsidiary affected thereby with respect thereto:

(a)the occurrence of an Event of Default or an Unmatured Event of Default;

(b)any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lender that has been instituted or, to the knowledge of the Borrower, is threatened in writing against any Loan Party or to which any of the properties of any Loan Party is subject that would reasonably be likely to have a Material Adverse Effect;

(c)the occurrence of any Change of Control;

(d)the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required material contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien securing a material amount under Section 303(k) of ERISA or under Section 430(k) of the Code) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan that could reasonably be expected to result in the requirement that the Borrower furnish a bond or other security securing a material amount to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan that could reasonably be expected to result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability in a material amount or partial withdrawal liability in a material amount from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Borrower with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Borrower or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is insolvent;

(e)any cancellation or material decrease in coverage in any insurance maintained by the Borrower; or

(f)any other event that could reasonably be expected to have a Material Adverse Effect.

10.1.6Other Information. Promptly from time to time, such other information concerning the business or financial position of the Loan Parties as the Lender may reasonably request, and, if requested, shall be certified by a Senior Officer of the Borrower or such Loan Party.

10.2Books, Records and Inspections. Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Lender or any representative thereof (i) to inspect the properties and operations of the Loan Parties, (ii) to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrower hereby authorizes such independent auditors to discuss such financial matters with the Lender or any representative thereof), and (iii) to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records. All such visits, examinations and inspections by the Lender beyond one (l) such of any of the forgoing in any fiscal year shall be at the expense of the Lender, as applicable, unless an Event of Default or Unmatured Event of Default exists.

10.3Maintenance of Property; Insurance. (a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Except to the extent the failure to so maintain could not reasonably be expected to have a Material Adverse Effect, maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Lender, furnish to the Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties.

10.4 Compliance with Laws; Payment of Taxes and Liabilities. Except to the extent the failure to comply with any of the following could not reasonably be expected to have a Material Adverse Effect: (a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no Person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, the Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations; and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all material taxes and other governmental charges against it that, if unpaid, could reasonably be expected to become a Lien securing a material amount on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate action and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing (or the equivalent) in the jurisdiction of its organization and (b) its qualification to do business and good standing (or the equivalent) in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing (or the equivalent) could not reasonably be expected to have a Material Adverse Effect).

10.6 Use of Proceeds. Use the proceeds of the Loans solely for the working capital, Capital Expenditures and other general corporate purposes; and not use or permit any proceeds of any Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock in violation of Regulation U of the FRB.

10.7 Employee Benefit Plans.

(a)Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations, except to the extent the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

(b)Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Borrower shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property by any Loan Party of activities in response to the release or threatened release of a Hazardous Substance, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with all Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.9Deposit Accounts. In order to facilitate the Lender's maintenance and monitoring of its security interest in cash collateral, not later than ninety (90) days after the Closing Date, maintain most of its United States operating accounts and deposit accounts with the Lender or an Affiliate of the Lender;

provided, that the foregoing requirement shall not apply to any account that routinely has an average daily balance of less than $10,000.

10.10Further Assurances. Take, and cause each Subsidiary to take, such actions to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other document executed in connection therewith.

SECTION 11 NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations (excluding Hedging Obligations and Lender Product Obligations) hereunder and under the other Loan Documents are paid in full (other than contingent Obligations that are not due and payable and any Obligations supported by cash collateral or Backup Support), the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

11.1 Debt. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)Debt under this Agreement and the other Loan Documents;

(b)Debt secured by Liens permitted by Section 11.2(1), and extensions, renewals, replacements and refinancings thereof; provided that the aggregate principal amount of all such Debt at any time outstanding shall not exceed $1,000,000;

(c)Debt of the Borrower to any Wholly-Owned Subsidiary or Debt of any Wholly-Owned Subsidiary to the Borrower or another Wholly-Owned Subsidiary; provided that the aggregate principal amount of all such Debt at any time outstanding shall not exceed $5,000,000 at any one time outstanding;

(d)Subordinated Debt;

(e)Hedging Obligations incurred in favor of the Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(f)Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 11.4;

(g)Debt consisting of Investments;

(h)Debt attributable to credit card "charge-backs" incurred in the ordinary course of business; and

(i)Other unsecured Debt, in addition to the Debt listed above, in an aggregate principal amount not to exceed $1,000,000 at any time;

11.2 Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatever nature (whether now owned or hereafter acquired), except:

(a)any statutory and common law landlords' liens under leases to which the Borrower or any of its Subsidiaries is a party and any lien or encumbrance on any landlord's estate or interest in any property leased by the Borrower or any of its Subsidiaries;

(b)Liens on policies of insurance to secure loans made by insurance companies to finance the premiums for such policies;

(c)Liens on one or more deposit accounts of the Borrower and its Subsidiaries established and maintained for the administration of credit card and other similar merchant services transactions in the ordinary course of business;

(d)Liens arising from precautionary UCC financing statements (or similar filings under applicable law) filed in connection with operating leases;

(e)Liens securing Debt permitted under Sections 11.1(a) and (e);

(f)Liens for taxes or other governmental charges not at the time delinquent for a period of more than thirty (30) days or thereafter payable without penalty or, if more than thirty (30) days overdue, (i) which are being contested in good faith by appropriate action and, in each case, for which it maintains adequate reserves or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(g)Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, repairmen, and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate action or with respect to which the failure to make payment as to all such amounts in the aggregate could not reasonably be expected to have a Material Adverse Effect;

(h)judgments for sums not constituting an Event of Default under Section 13.1.8, attachments, appeal bonds and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith and by appropriate action;

(i)(i)easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party and (ii) rights of first refusal, transfer restrictions and similar encumbrances pursuant to a Loan Party's organizational documents;

(j)leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not interfere in any material respect with the business of any Loan Party; and

(k)Liens securing obligations, the principal amount of which shall not, at the time of incurrence of or increase in the outstanding principal amount of such obligations, exceed in the aggregate for all such obligations, $1,000,000.

Any Lien permitted above may extend to the identifiable proceeds of such property.

11.3 Restricted Payments. Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Equity Interests in their capacities as such, (b) purchase or redeem any of its Equity Interests, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt (other than in accordance with the applicable subordination provisions) or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Borrower or to a Domestic Wholly-Owned Subsidiary; (ii) any Loan Party may make regularly scheduled payments of principal and interest in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof; (iii) any Loan Party may make non-cash distributions with respect to its Equity Interests; and (iv) so long as no Event of Default exists or would be caused thereby, the Loan Parties may engage in the transactions described in subsections (a) - (e) of this Section 11.3.

11.4 Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or Equity Interests of any class of any other Person; provided, that so long as no Event of Default exists or would be caused thereby, the Borrower may engage in the foregoing transactions so long as the aggregate consideration paid or to be paid in connection therewith (including cash and earn-outs) does not exceed $7,500,000 during the term of this Agreement, (b) sell, transfer, convey or lease (a "Disposition") all or substantially all of its assets or Equity Interests, or (c) sell or assign (other than for security purposes) with or without recourse any receivables, except for (i) any such merger, consolidation, Disposition or assignment of or by any Wholly-Owned Subsidiary into the Borrower or into any other Domestic Wholly-Owned Subsidiary, (ii) any such purchase or other acquisition by the Borrower or any Domestic Wholly-Owned Subsidiary of the assets or Equity Interests of any Wholly-Owned Subsidiary, (iii) Dispositions of assets for at least fair market value (as determined by the Board of Directors of the Borrower) so long as the net book value of all assets Disposed of in any Fiscal Year (other than in the ordinary course of business) does not exceed 20% of the net book value of the consolidated total assets of the Loan Parties as of the last day of the preceding Fiscal Year, (iv) any Loan Party may Dispose of any, all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary, (v) Dispositions of used, damaged, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (vi) Dispositions (x) of assets (including real property) or inventory in the ordinary course of business, or (y) with respect to property of any Loan Party that is no longer necessary for such Loan Party's business as conducted prior thereto or thereafter contemplated, (vii) Dispositions of equipment or real property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property, (viii) Dispositions of Investments, (ix) [Reserved], (x) sale-leaseback transactions in connection with financing of equipment or other property used in the ordinary course of business of the Borrower that is otherwise permitted pursuant to Section 11.1, (xi) Dispositions of accounts receivable in connection with the collection or compromise thereof, (xii) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Loan Parties, and (xiii) transfers of property suhject to casualty events, governmental takings and other involuntary transfers.

11.5 Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way that could reasonably be expected to materially adversely affect the interests of the Lender.

11.6 Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than (a) transactions between and among the Borrower, Subsidiaries thereof and/or Loan Parties, and (b) any issuance or transfer of Equity Interests of the Borrower that does not result in a Change of

Control, on terms that are materially less favorable than those that are obtainable from any Person that is not one of its Affiliates.

11.7 Fiscal Year. Not change its Fiscal Year.

11.8 Tangible Net Worth. Not permit Tangible Net Worth to be less than $125,000,000, tested quarterly, commencing as of the Fiscal Quarter ended December 31, 2020, and continuing on the last day of each March, June, September and December thereafter.

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of the Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1 Initial Credit Extension. The obligation of the Lender to make the initial Loans is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that the Lender shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Lender), in form and substance satisfactory to the Lender (and the date on which all such conditions precedent have been satisfied or waived in writing by the Lender is called the "Closing Date"):

12.1.1Note. A Revolving Note for the Lender.

12.1.2Security Agreement; Financing Statement. The Security Agreement, together with a UCC-1 financing statement identifying the Borrower as debtor and the Lender as secured party.

12.1.3Authorization Documents. The Borrower's (a) charter (or similar formation document), certified by the appropriate Governmental Authority; (b) certificate of active status in its state of incorporation (or formation); (c) bylaws (or similar governing document); (d) resolutions of its board of directors or executive committee of the board of directors (or similar governing body) approving the Borrower's execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes to the information set forth therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without subsequent modification.

12.1.4Consents, etc. Certified copies of all documents evidencing any necessary governmental, corporate or partnership action, consents and approvals (if any) required for the execution, delivery and performance by the Borrower of the documents referred to in this Section 12.

12.1.5Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Lender to the extent invoiced reasonably in advance of the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Lender's reasonable estimate of Attorney Costs incurred or to be incurred by the Lender through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and the Lender).

12.1.6Financial Information. Unaudited interim consolidated financial statements for the

Borrower and its Subsidiaries for each Fiscal Quarter ended after December 31, 2019.

12.1.7Search Results. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements that name any Loan Party as debtor together with (a) copies of such financing statements, and (b) such other Lien searches or terminations as the Lender may reasonably request.

12.1.8Payoff Letter. A payoff letter from PNC Bank, setting forth the amount to be paid to satisfy all outstanding obligations to that party.

12.1.9Other. Such other documents as the Lender may reasonably request.

12.2Conditions to All Credit Extensions. The obligation of the Lender to make any Loan and of the Issuing Lender to issue Letters of Credit is subject to the conditions that (a) the Closing Date shall have occurred and (b) the following additional conditions precedent shall have been satisfied:

12.2.1Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing, the following statements shall be true and correct:

(a)the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents that are qualified by materiality shall be true and correct in all respects and the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents that are not qualified by materiality shall be true and correct in all material respects, in each case, with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)no Event of Default or Unmatured Event of Default shall exist before or after giving effect to such borrowing.

For the avoidance of doubt, it is understood that each request by the Borrower for the making of a Loan (other than a conversion or continuation) shall be deemed to constitute a representation and warranty by the Borrower that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan.

SECTION 13EVENTS OF DEFAULT AND THEIR EFFECT.

13.1Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) days, in the payment when due of any interest; or default, and continuance thereof for ten (10) days after the same becomes due, in the payment of any fee or other amount payable by the Borrower hereunder or under any other Loan Document.

13.1.2Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $1,000,000 (excluding any such Debt which is being disputed in good faith, or with respect to which the existence of a default is being disputed in good faith and for which adequate resources have been established) and such default (a) consists of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerates the maturity of such Debt or permits the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase, defease or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect.

13.1.4Bankruptcy, Insolvency, etc. The Borrower becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, its debts as they become due; or the Borrower applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Borrower or any of its property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower or for a substantial part of the property of the Borrower and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Borrower, and if such case or proceeding is not commenced by the Borrower, it is consented to or acquiesced in by the Borrower, or remains for 60 days undismissed; or the Borrower takes any action to authorize any of the foregoing.

13.1.5Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1.5(a), 10.3(b) or 10.5 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days.

13.1.6Representations; Warranties. Any representation or warranty made by the Borrower herein or in any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, which contribution, liability or obligation could reasonably be expected to have a Material Adverse Effect; or (b) any withdrawal or partial withdrawal from a Multiemployer Pension Plan occurs and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) could reasonably be expected to have a Material Adverse Effect.

13.1.8Judgments. Final judgments that exceed an aggregate of $1,000,000 (to the extent not covered by independent third-party insurance which has not been denied shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

13.1.9Invalidity of Loan Documents, etc. Any Loan Document (other than as expressly permitted hereunder or thereunder) ceases to be in full force and effect; or any Loan Party contests in any manner the validity, binding nature or enforceability of any Loan Document.

13.1.10Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, ceases to be in full force and effect, or any Loan Party or any holder of such Subordinated Debt contests in any manner the validity, binding nature or enforceability of any such provision.

13.1.11Change of Control. A Change of Control occurs.

13.2Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur and be continuing, the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. If any other Event of Default shall occur and be continuing, the Lender may declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind and the Lender shall direct the Borrower to pay to the Issuing Lender cash collateral (or provide Backup Support) in an amount equal to 105% of the maximum undrawn amount of all outstanding Letters of Credit. The Lender shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

SECTION 14 [RESERVED]

SECTION 15 GENERAL.

15.1Waiver; Amendments. No failure or delay on the part of the Lender in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power, privilege or remedy preclude other or further exercise thereof, or the exercise of any other right, power, privilege or remedy. Except as otherwise provided in Section 6 hereof, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lender and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.2Confirmations. The Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3Notices. (a) Except as otherwise provided in Section 2.2, all notices hereunder shall be in writing and shall be sent to the applicable party at its address shown on Schedule 15.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2, the Lender shall be entitled to rely on telephonic instructions from any person that the Lender in good faith believes is an authorized officer or employee of the Borrower, and the Borrower shall hold the Lender harmless from any loss, cost or expense resulting from any such reliance.

(b)Notices and other communications to the Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in clause (i) above of notification that such notice or communication is available and identifying the website address therefor.

15.4Computations. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 9.5. If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change and the Borrower shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder. Notwithstanding any provision of any Loan Document to the contrary, for purposes of this Agreement and each other Loan Document (other than covenants to deliver financial statements), the determination of whether a lease constitutes a capital lease or an operating lease and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee's financial statements shall be determined under generally accepted accounting principles in the United States as of December l, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter and without regard to any transitional rules in effect under GAAP as of December l, 2018.

15.5Costs, Expenses and Taxes. The Borrower agrees to pay promptly after demand all reasonable and documented out-of-pocket costs and expenses of the Lender (including Attorney Costs of one counsel to the Lender and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs of one counsel to the Lender and any Taxes) incurred by the Lender during an Event of Default, in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Note and termination of this Agreement.

15.6GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF WISCONSIN APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED

ENTIRELY WITHIN SUCH STATE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.7Confidentiality. The Lender agrees to use commercially reasonable efforts (equivalent to the efforts the Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party, except that the Lender may disclose such information: (a) to Persons employed or engaged by the Lender in evaluating, approving, structuring or administering the Loans and the Commitments (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to any assignee or participant or potential assignee or participant that has agreed in writing for the benefit of the Borrower to comply with the covenant contained in this Section 15.7 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above and subject to the limitations set forth therein); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Lender to be compelled by any court decree, subpoena or legal or administrative order or process; provided that the Lender shall inform the Borrower of disclosure required by any subpoena or similar legal process (to the extent permitted by such subpoena or similar legal process, as the case may be) with respect thereto so that the Borrower or such Affiliate may seek appropriate protective relief; (d) as is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation involving the Borrower to which the Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Lender's investment portfolio in connection with ratings issued with respect to Lender; (g) to any Affiliate of the Lender who may provide Lender Products to the Loan Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such information confidential); or (h) that ceases to be confidential through no fault of the Lender. Notwithstanding the foregoing, the Borrower consents to the publication by the Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

15.8Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrower and rights of the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.9Nature of Remedies. All Obligations of the Borrower and rights of the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.10Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Lender.

15.11Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of a counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

15.12Successors and Assigns. This Agreement shall be binding upon the Borrower and the Lender and their respective successors and permitted assigns, and shall inure to the benefit of the Borrower and the Lender and the successors and permitted assigns of the Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Lender.

15.13Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.14USA Patriot Act. Because the Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow Lender to identify such Loan Party in accordance with the Patriot Act.

15.15INDEMNIFICATION BY THE BORROWER. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE LENDER AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE BORROWER HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE LENDER (EACH A "LENDER PARTY") FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE "INDEMNIFIED LIABILITIES"), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF EQUITY INTERESTS, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAW WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE BORROWER'S PERFORMANCE OR LENDER PARTIES' ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY'S GROSS NEGLIGENCE, BAD FAITH, BREACH OF THIS AGREEMENT OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT OF A

COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES THAT IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.15 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTE, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL COLLATERAL DOCUMENTS, IF ANY, AND TERMINATION OF THIS AGREEMENT.

15.16Nonliability of Lender. The relationship between the Borrower on the one hand and the Lender on the other hand shall be solely that of borrower and lender. Lender does not have any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents. Lender does not undertake any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party's business or operations. The Borrower agrees, on behalf of itself and each other Loan Party, that Lender shall not have any liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, bad faith, breach of contract or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT (EXCEPT TO THE EXTENT THAT SUCH DAMAGES RESULT FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BAD FAITH OR BREACH OF CONTRACT OF OR BY A LENDER PARTY), NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Borrower acknowledges that it has been advised by counsel (or has had the opportunity to be so advised) in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties and the Lender.

15.17FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF WISCONSIN OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF WISCONSIN; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF WISCONSIN AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF WISCONSIN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE

SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF WISCONSIN. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.18WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature pages follow]

The parties hereto have caused this Credit Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

WEYCO GROUP, INC

By:	/s/ John Wittkowske
Name:	John Wittkowske
Title:	Chief Financial Officer

Signature Page to Credit Agreement

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Daniel Holzhauer
Name:	Daniel Holzhauer
Title:	Senior Vice President

Signature Page to Credit Agreement

SCHEDULE 2.1

LENDER COMMITMENTS

Lender	Revolving Commitment	LOC Commitment
Associated Bank, National Association	$30,000,000.00	$500,000.00

SCHEDULE 9.9

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Formation	Relationship to Borrower/Ownership

Weyco Retail Corp.	WI	100% direct Subsidiary
Weyco Merger, Inc.	WI	100% direct Subsidiary
Florsheim Shoes Europe S.r.l.	Italy	100% direct Subsidiary
Weyco Investments, Inc.	NV	100% direct Subsidiary
Florsheim Australia Pty Ltd.	Australia	100% direct Subsidiary
Weyco Sales, LLC	WI	100% direct Subsidiary
Florsheim Shoes France Sarl.	France	5% Borrower/45% Mattar
International S.A.L/50% Florsheim Shoes Europe S.r.l
Florsheim Asia Pacific Ltd.	Hong Kong	100% Florsheim Australia Pty Ltd.
Lucky FM Ltd.	Macau	100% Florsheim Asia Pacific Ltd.
Florsheim Holdings China Ltd.	Hong Kong	100% Florsheim Asia Pacific Ltd.
Florsheim Trading (Shenzhen) Ltd.	China	100% Florsheim Holdings China Ltd.
Florsheim South Africa Pty Ltd.	South Africa	100% Florsheim Australia Pty Ltd.
Florsheim Apparel Pty Ltd.	South Africa	100% Florsheim South Africa Pty Ltd.
Florsheim Retail Pty Ltd.	South Africa	51% Florsheim South Africa Pty
Ltd /49% Bold Moves 1645 Pty Ltd.

SCHEDULE 15.3

ADDRESSES FOR NOTICES

WEYCO GROUP, INC.

333 W. Estabrook Blvd.

Glendale, WI 53212-1067

Attention: John Wittkowske

Telephone: (414) 908.1880

E-Mail: jwitt@weycogroup.com

ASSOCIATED BANK, NATIONAL ASSOCIATION

Notices

330 E Kilbourn Avenue

Milwaukee WI 53202

Attention: Daniel Holzhauer

Telephone: (414) 283.2361

E-mail: daniel.holzahuer@associatedbank.com